Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries, Inc.

(972) 881-1099

Jack Lascar / Karen Roan

DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Third Quarter 2008 Results

PLANO, TEXAS – OCTOBER 20, 2008 – TGC Industries, Inc. (NASDAQ: TGE) today announced results for the third quarter of 2008.  Net income was $1.9 million, or $0.11 per diluted share, on revenues of $21.6 million compared to $1.8 million, or $0.10 per diluted share, on revenues of $24.2 million in the third quarter a year ago.  All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 20, 2008 to shareholders of record as of April 14, 2008 and paid on April 28, 2008.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased to report improved profit margins in the third quarter and a record backlog of approximately $82.0 million.  Our financial position is strong as we continue to generate cash, and year-to-date we have generated cash flow from operations of approximately $21.0 million.  We ended the quarter with a strong balance sheet, with cash of approximately $17.2 million.   In addition, our entire $5.0 million line of credit remains available.

“Two weeks ago, we announced the purchase of a new ARAM ARIES recording system, along with the expected deployment of our ninth seismic field acquisition crew.  This equipment purchase brings our total available channel count to approximately 51,000.  However, any significant changes in contract work currently in progress could result in a postponement of the deployment of our ninth seismic field acquisition crew.

“We believe we are well positioned to capitalize on the strength in the U.S. land seismic acquisition market.  To date, the current uncertainties in the financial markets have not had any impact on our business.  However, we remain in close contact with our customers and will react quickly to preserve our financial flexibility if the situation changes.  Having said that, the long term fundamentals of the U.S. land seismic acquisition market remain very attractive and we expect to continue taking advantage of them going forward.”

THIRD QUARTER 2008

Revenues for the third quarter of 2008 decreased 11.0 percent from the third quarter a year ago.  As previously announced, the two seismic acquisition crews idled during the 2008 second quarter became operational in the second half of July.  Also, the two hurricanes that occurred along the Gulf Coast during the months of August and September along with an unusually low percentage of revenues derived from shot- hole drilling contracts negatively affected third quarter revenues.  Shot-hole drilling contracts typically generate higher revenues and lower margins than contracts using vibroseis as an energy source because they contain higher third party costs.

In the third quarter of 2008, gross profit margin improved to 38.0 percent from 29.9 percent in the third quarter of 2007.  Cost of services in the third quarter of 2008 decreased 21.2 percent to $13.4 million from $17.0 million in the same period a year ago.  Cost of services as a percentage of revenues was 62.0 percent in the 2008 third quarter compared to 70.1 percent in 2007 third quarter.

Selling, general and administrative expenses were $1.1 million, or 5.2 percent of revenues, compared to $1.1 million, or 4.4 percent of revenues, in the comparable quarter a year ago, largely the result of lower revenues.  Depreciation and amortization expense rose 18.8 percent to $3.5 million in the 2008 third quarter compared to $2.9 million in the same quarter a year ago as the Company continues to invest in new equipment for its crews.

Income from operations was $3.6 million compared to $3.3 million a year ago.  Interest expense increased to $245,429 from $146,412 in the third quarter of last year due to the Company’s financing of new seismic equipment.  Income before income taxes was $3.4 million compared to $3.1 million a year ago.  The effective tax rate was 44.5 percent compared to 41.5 percent in the 2007 third quarter.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) increased 14.3 percent to $7.1 million from $6.2 million in last year’s third quarter.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

YEAR-TO-DATE 2008

Revenues for the first nine months of 2008 were $62.6 million compared to $64.5 million during the same period last year.  Cost of services for the first nine months of 2008 was $40.8 million, or 65.1 percent of revenues, compared to $42.6 million, or 66.0 percent of revenues, in the first nine months of 2007.  Income from operations was $8.7 million compared to $9.4 million in the same period a year ago.  Interest expense rose to $615,353 from $493,847 a year ago.  Net income for the first nine months of 2008 was $4.7 million compared to $5.2 million in the first nine months of 2007.  Year-to-date diluted earnings per share were $0.27 compared to $0.30 in the comparable period of 2007.  EBITDA for the first nine months of 2008 was $18.8 million compared to $19.1 million for same period last year.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, October 20, 2008, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2053 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 3, 2008.  To access the replay, dial 303-590-3000 using a pass code of 11120837#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.

– Tables to follow –

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	Unaudited		Unaudited

Revenue	$21,553,653	$24,207,816	$62,644,731	$64,533,952

Cost and expenses
Cost of services	13,373,764	16,971,927	40,800,341	42,610,731
Selling, general, administrative	1,125,128	1,064,175	3,045,079	2,822,234
Depreciation and amortization expense	3,451,571	2,906,129	10,132,918	9,717,156
	17,950,463	20,942,231	53,978,338	55,150,121

INCOME FROM OPERATIONS	3,603,190	3,265,585	8,666,393	9,383,831

Interest expense	245,429	146,412	615,353	493,847

INCOME BEFORE INCOME TAXES	3,357,761	3,119,173	8,051,040	8,889,984

Income tax expense current	1,494,972	1,293,065	3,337,944	3,648,894

NET INCOME	$1,862,789	$1,826,108	$4,713,096	$5,241,090

Earnings per common share:
Basic	$.11	$.11	$.27	$.30
Diluted	$.11	$.10	$.27	$.30

Weighted average number of common shares outstanding:
Basic	17,394,995	17,380,703	17,388,900	17,361,392
Diluted	17,436,637	17,464,490	17,434,018	17,452,673

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	September 30,	December 31,
	2008	2007

Cash and cash equivalents	$17,151,668	$4,503,826
Receivables (net)	13,635,158	12,391,113
Prepaid expenses and other	2,640,132	1,110,560
Current assets	33,426,958	18,005,499
Other assets (net)	248,888	226,172
Property and equipment (net)	49,151,509	42,930,385
Total assets	$82,827,355	$61,162,056

Current liabilities	$19,244,812	$12,516,202
Long-term obligations	11,777,590	3,769,265
Long-term deferred tax liability	3,736,733	1,955,047
Shareholders’ equity	48,068,220	42,921,542
Total liabilities & equity	$82,827,355	$61,162,056

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$1,862,789	$1,826,108	$4,713,096	$5,241,090
Depreciation	3,451,571	2,906,129	10,132,918	9,717,156
Interest	245,429	146,412	615,353	493,847
Income tax expense	1,494,972	1,293,065	3,337,944	3,648,894

EBITDA	$7,054,761	$6,171,714	$18,799,311	$19,100,987

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

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